Exhibit 10.65

Kinder Morgan, Inc.

Class B Share Plan

ARTICLE I

Establishment & Purpose

Section 1.01.        Establishment.  Kinder Morgan, Inc., a Delaware corporation (the “Company”), hereby establishes the Class B Share Plan (the “Plan”) as set forth herein.

Section 1.02.        Purpose of the Plan.  The purpose of this Plan is to (i) promote the success of the Company’s business by providing Plan participants with appropriate incentives and (ii) govern the terms of awards in respect of forfeited Class B Shares as contemplated under Section 3.8 of the Shareholders Agreement and distributions of related earnings and proceeds (including Class P Shares received upon conversion of Class B Shares).

ARTICLE II

Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.  Any terms not defined herein shall have the meaning ascribed to them in the Shareholders Agreement.

Section 2.01.        “Administrator” means a person or committee designated by the Chief Executive Officer to administer the Plan.

Section 2.02.        “Affiliate” means any Subsidiary and any other entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any other entity designated by the Board in which the Company, a Subsidiary or any other Affiliate has a substantial direct or indirect equity interest.

Section 2.03.        “Award” means the grant of any type of award described in Section 4.2 of the Plan.

Section 2.04.        “Board” means the Board of Directors of the Company.

Section 2.05.        “Bylaws” means the bylaws of the Company, as in effect at the relevant time.

Section 2.06.        “Change of Control” has the meaning set forth in the Shareholders Agreement.

Section 2.07.        “Charter” means the certificate of incorporation of the Company, as in effect at the relevant time.

Section 2.08.        “Chief Executive Officer” means Richard D. Kinder or his successor who is the Chief Executive Officer of the Company.

Section 2.09.        “Class B Shares” means the shares of Class B common stock of the Company.

Section 2.10.        “Class B Trust” means the Kinder Morgan, Inc. Class B Share Trust created pursuant to the agreement between Kinder Morgan, Inc. and U.S. Bank National Association dated                   , 2011.

Section 2.11.        “Class P Shares” means the shares of Class P common stock of the Company.

Section 2.12.        “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

Section 2.13.        “Effective Date” means the date set forth in Section 11.13 hereof.

Section 2.14.        “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

Section 2.15.        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

Section 2.16.        “Investor Shareholders” has the meaning set forth in the Shareholders Agreement.

Section 2.17.        “Mandatory Conversion Date” has the meaning set forth in the Charter.

Section 2.18.        “Participant” means any eligible person as set forth in Section 4.1 hereof to whom an Award is made.

Section 2.19.        “Permitted Transferee” shall have the meaning set forth in the Shareholders Agreement.

Section 2.20.        “Person” means any individual, corporation, company, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

Section 2.21.        “Service” means service to the Company or its Subsidiaries as an Employee.

Section 2.22.        “Shareholders Agreement” means the Shareholders Agreement dated           , 2011.

Section 2.23.        “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or is general partner or managing member of, or serves in a similar capacity for, such Person (including, in the case of the Company, Kinder Morgan Energy Partners, L.P., and Kinder Morgan Management, LLC and their respective Subsidiaries).

ARTICLE III

Administration and Authority

The Plan shall be administered according to the terms of Section 3.8 of the Shareholders Agreement relating to forfeited Class B Shares.  The Chief Executive Officer or the Administrator shall have full power to interpret and administer the Plan and Award agreements consistent with Section 3.8 of the Shareholders Agreement and exclusive discretionary power to adopt rules, forms, instruments, and guidelines consistent with Section 3.8 of the Shareholders Agreement for administering the Plan as he or she deems necessary or proper.  The Chief Executive Officer shall determine the type and amount of Awards to be granted to each such Participant and the terms and conditions of the Awards and form of Award agreements (if applicable), subject to the prior written consent of a majority of the members of the Board who are then serving and who were chosen to be nominated by the Investor Shareholders, which consent may not be unreasonably withheld or delayed.  All actions taken and all interpretations and determinations made by the Chief Executive Officer, the Administrator or by the Board, as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals, in each case subject to the terms of the Shareholders Agreement.

ARTICLE IV

Eligibility and Participation

Section 4.01.        Eligibility.  Participants will consist of all holders of Class B Shares as of the Effective Date and any existing or newly hired member of management designated by the Chief Executive Officer; provided that the Chief Executive Officer may not designate himself as a Participant.  In the event that Richard D. Kinder is no longer the Chief Executive Officer, the Board (with the approval of a majority of the members of the entire Board) may permit the then-Chief Executive Officer to receive specified Awards, subject to the prior written consent of a majority of the members of the Board who are then serving and who were chosen to be nominated by the Investor Shareholders, which consent may not be unreasonably withheld or delayed.

Designation of a Participant to receive an Award in any year shall not entitle such Participant to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year.

Section 4.02.        Type of Awards.  Awards under the Plan may be granted in any one or a combination of:  (a) Class B Shares subject to the Plan pursuant to Article V, (b) dividends paid in respect of Class B Shares subject to the Plan pursuant to Article V, (c) dividends paid in respect of Class P Shares subject to the Plan pursuant to Article V issued upon conversion of Class B Shares, (d) Class P Shares subject to the Plan pursuant to Article V issued upon conversion of Class B Shares, and/or (e) any other earnings or proceeds (including cash) with respect to any of the foregoing.  Awards granted under the Plan shall be evidenced by Award agreements to the extent determined by the Administrator (which need not be identical) which may provide additional terms and conditions associated with such Awards, as determined by the Chief Executive Officer in his sole discretion.

ARTICLE V

Shares Subject to the Plan

Section 5.01.        Class B Shares Subject to the Plan. Subject to adjustment as provided in Article 9 hereof, the number of Class B Shares subject to the Plan shall consist of Class B

Shares, including those issued to [insert Canadian entity], that are forfeited following a termination of Service by any holder of Class B Shares or Phantom Class B Shares.  The Class B Shares available for issuance under the Plan shall consist of treasury Class B Shares which have been forfeited by holders of Class B Shares.  Any Class B Shares forfeited by a Participant due to termination of Service shall again be available for Awards.  Accordingly, the maximum number of Class B Shares that may be available for issuance is         , subject to adjustment as provided in Article 9 hereof.

Section 5.02.        Class P Shares Subject to the Plan. Subject to adjustment as provided in Article 9  hereof, any Class P Shares issued upon conversion of Class B Shares held in the Class B Trust shall be subject to the terms of the Plan.  Accordingly, the maximum number of Class P Shares that may be available for issuance is         , subject to adjustment as provided in Article 9 hereof.

ARTICLE VI

Treatment of Shares upon Forfeiture

Subject to the terms of the Shareholders Agreement, any forfeited Class B Shares shall immediately be forfeited to the Company as treasury shares and the Company shall immediately transfer such Class B Shares to the Class B Trust.

ARTICLE VII

Mandatory Conversion

Upon the occurrence of a Mandatory Conversion Date for a particular series of Class A Shares, all of the corresponding Class B Shares of such series shall fully vest automatically and cease to be subject to forfeiture.  At the close of business on May 31, 2015, all Class B Shares held by each Participant whose employment with the Company and its Subsidiaries has not terminated (or held by any Permitted Transferees of such Participant (with respect to Class B Shares attributable to such Participant)) shall fully vest automatically and cease to be subject to forfeiture and shall be converted into Class P Shares in accordance with Section D.1 of Article Fourth of the Charter.

ARTICLE VIII

Compliance with Section 409A of the Code

Section 8.01.        General.  The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the payments.  Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Company may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Section 8.02.        Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or Award agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter.

Section 8.03.        Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of the Plan or any Award agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

ARTICLE IX

Adjustments

Section 9.01.        Adjustments in Authorized Shares.  Subject to the terms of the Shareholders Agreement, if, and as often as, there is any change in the Class B Shares or Class P Shares, as applicable, by reason of stock dividends, splits, reverse splits, spin-offs, split-ups, reclassifications, reorganizations, recapitalizations, combinations or exchanges of shares and the like (other than as contemplated by Article Fourth (except for Section F of such Article) of the Charter), appropriate adjustment shall be made by the Company to the number and kind of Shares or other property that may  be issued under the Plan or under particular forms of Awards, and the number and kind of Shares or other property subject to outstanding Awards, in each case so as to fairly and equitably preserve, as far as practicable, the rights and obligations of the Participant’s under the Plan, to the extent that that such rights and obligations continue to be applicable on the date of such change.  For clarification, this Section 9.01 shall not apply to a Non-Cash Change of Control, with respect to which Section 3.6(h) of the Shareholder Agreement shall apply.

ARTICLE X

Duration and Amendment

Section 10.01.      Final Distribution; Duration of the Plan.  Any Class B Shares, Class P Shares, dividends or other earnings or proceeds that are held by the Class B Trust on May 31, 2015 shall be distributed proportionally (in accordance with the respective number of Class B Shares held by each holder immediately prior to the conversion of all issued and outstanding Class B Shares on May 31, 2015) to the holders of all issued and outstanding Class B Shares on May 31, 2015 immediately prior to the conversion of all issued and outstanding Class B Shares on May 31, 2015.  The Plan shall terminate upon the final distribution of all property held by the Class B Trust pursuant to the preceding sentence.

Section 10.02.      Amendment.  Amendments, modifications or waivers of any provision of this Plan shall require, in addition to any required approvals, the approval of (i) Richard D. Kinder (so long as he (together with his Permitted Transferees) owns at least 1.0% of the Total Voting Power), (ii) the Investor Shareholders holding Voting Securities representing a majority of the Total Voting Power then held by the Investor Shareholders (so long as the Investor Shareholders own at least an aggregate amount of 1.0% of the Total Voting Power) and (iii) in the case of an amendment or modification that would modify the rights or obligations of the holders of Class B Shares (taken as a whole) adversely as compared to the holders of other classes of Common Stock of the Company, the holders of Class B Shares holding Class B Shares representing a majority of the issued and outstanding Class B Shares.  Notwithstanding the foregoing, amendments to this Plan by the Company to reflect or account for amendments approved in accordance with the provisions of the Shareholders Agreement shall not require any further approvals.

ARTICLE XI

General Provisions

Section 11.01.      No Right to Service.  The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the service of such Participant.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Chief Executive Officer’s  or the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

Section 11.02.      Tax Withholding.  The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.  In the discretion of the Company, the number of Class B Shares or Class P Shares payable to the Participant may be reduced to pay any applicable withholding taxes.

Section 11.03.      No Guarantees Regarding Tax Treatment.  Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan.  The Company makes no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan.  The Company has no obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their Employees or representatives shall have any liability to a Participant with respect thereto.

Section 11.04.      Section 16 Participants.  With respect to Participants subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.  To the extent any provision of the Plan or action by the Company fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company.

Section 11.05.      Transferability.  Transferability of Class B Shares shall be determined pursuant to the terms of the Shareholders Agreement.  Transferability of Awards shall be governed by the terms of the applicable Award agreement, if any.

Section 11.06.      Shareholders Agreement; Conditions and Restrictions on Shares.  The receipt of any award of Class B Shares is conditioned upon the execution of a joinder to the Shareholders Agreement.  The Company may impose such other conditions or restrictions on any Class B Shares received in connection with an Award as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Class B Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Class B Shares for investment and without any present intention to sell or distribute such Class B Shares.  The certificates for Shares may include any legend which the Company deems appropriate to reflect any conditions and restrictions applicable to such Class B Shares.

Section 11.07.      Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person.  To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 11.08.      No Constraint on Corporate Action.  Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

Section 11.09.      Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

Section 11.10.      Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

Section 11.11.      Effective Date. The Plan shall be effective as of the date of adoption by the Board, which date is set forth below (the “Effective Date”).

Section 11.12.      Shareholder Approval.  The Plan will be submitted for approval by the shareholders of the Company.

*              *              *

This Plan was duly adopted and approved by the Board of Directors of the Company by unanimous written consent on the          day of               , 2011.